Exhibit 99.1

Company Release - 04/30/2004 08:30

Seacoast Financial Services Corporation Completes Acquisition of Abington Bancorp, Inc.; Adds Three New Directors

NEW BEDFORD, Mass.—(BUSINESS WIRE)—April 30, 2004—Seacoast Financial Services Corporation (NASDAQ: SCFS), holding company for CompassBank and Nantucket Bank, today announced the completion of its acquisition of Abington Bancorp, Inc., effective April 29, 2004. In connection with the acquisition, James P. McDonough, Wayne P. Smith and Jeffrey S. Stone have been named to the Seacoast Financial Board of Directors and the CompassBank Board of Directors effective April 30. All formerly were Directors of Abington Bancorp . Additionally, James P. McDonough, formerly President and Chief Executive Officer of Abington Bancorp, has been appointed President of CompassBank.

Mr. Smith is Treasurer and a Director of Suburban Enterprises, Inc., Abington, MA, a sales and marketing firm. Mr. Stone is Director, President and CEO of Tweeter Home Entertainment Group .

Seacoast Financial Services Corporation is the holding company for CompassBank and Nantucket Bank and is headquartered in New Bedford, Massachusetts. CompassBank is a $4 billion state chartered savings bank serving Southeastern Massachusetts through a network of 49 full service branch offices and 53 branch and remote ATMs, a customer call center and on-line banking at www.compassbank.com. Nantucket Bank is a $500 million state chartered savings bank serving Nantucket Island with 3 full service branch offices and 5 ATMs. The banks provide a wide array of financial services including consumer banking, mortgage lending, commercial lending, consumer finance, private banking and alternative investments to retail and business customers.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of movements in interest rates, the possibility of disruption in credit markets, successful implementation and integration of acquisitions, the effects of economic conditions and the impact of legal and regulatory barriers and structures. Actual results may differ materially from such forward-looking statements. Seacoast Financial assumes no obligation for updating any such forward-looking statements at any time.

CONTACT:	Seacoast Financial Services Corporation
James R. Rice, 508-984-6102

SOURCE:	Seacoast Financial Services Corporation